Exhibit 4.4

DESCRIPTION OF REGISTRANT'S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934

    The Gap, Inc. ("Gap", the "Company," "our" and "us") has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock. The following summary of the terms of our common stock is based upon our Restated Certificate of Incorporation ("Certificate of Incorporation") and our Amended and Restated Bylaws ("Bylaws"). This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the applicable provisions of our Certificate of Incorporation and our Bylaws, which are filed as exhibits to our Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for more information.

DESCRIPTION OF COMMON STOCK

Authorized Capital Shares

    Our Certificate of Incorporation authorizes the issuance of 2,300,000,000 shares of common stock and 30,000,000 shares of preferred stock. All outstanding shares of our common stock are fully paid and nonassessable. As of March 18, 2025, no shares of preferred stock are issued or outstanding.

    In addition, our Certificate of Incorporation authorizes the issuance of 60,000,000 shares of Class B common stock, which is convertible into shares of common stock on a share-for-share basis. Transfer of the shares of Class B common stock is restricted. In addition, the holders of the Class B common stock have six votes per share on most matters and are entitled to a lower cash dividend. As of March 18, 2025, no shares of Class B common stock are issued or outstanding, and we are not permitted to issue shares of Class B common stock as long as our common stock is listed on the New York Stock Exchange.

Voting Rights

    Except as otherwise provided by law, holders of our common stock have voting rights on the basis of one vote per share on each matter submitted to a vote at a meeting of stockholders, subject to any class or series voting rights of holders of our preferred stock. Our stockholders may not cumulate votes in elections of directors. As a result, the holders of our common stock and (if issued) preferred stock entitled to exercise more than 50% of the voting rights in an election of directors can elect all of the directors to be elected if they choose to do so. In such event, the holders of the remaining common stock and preferred stock voting for the election of directors will not be able to elect any persons to the board of directors.

Dividend Rights

    Holders of our common stock, subject to any prior rights or preferences of preferred stock outstanding, have equal rights to receive dividends if and when declared by our board of directors out of funds legally available therefor.

Liquidation Rights

    In the event of our liquidation, dissolution or winding up and after payment of all prior claims, holders of our common stock would be entitled to receive any of our remaining assets, subject to any preferential rights of holders of outstanding shares of preferred stock.

Other Rights and Preferences

    Holders of our common stock have no preemptive rights to subscribe for additional shares of common stock or any of our other securities, nor do holders of our common stock have any redemption or conversion rights.

Listing

    Our common stock is listed on the New York Stock Exchange under the symbol "GAP."

Transfer Agent

    The transfer agent and registrar for our common stock is Equiniti Trust Company.

Effect of Certain Provisions of Our Certificate of Incorporation and Bylaws and the Delaware Anti-Takeover Statute

    Certain of the provisions of our Certificate of Incorporation, Bylaws and the DGCL could discourage a proxy contest or the acquisition of control of a substantial block of our stock. These provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of Gap, even though an attempt to obtain control of Gap might be beneficial to Gap and its stockholders.

Preferred Stock

    As noted above, the rights, preferences and privileges of holders of common stock may be affected by the rights, preferences and privileges granted to holders of preferred stock.

    Pursuant to our Certificate of Incorporation, our Board of Directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series, and to fix the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any additional series of preferred stock upon the rights of holders of our common stock until the Board of Directors determines the specific rights of the holders of that series. However, the effects might include, among other things:

•Restricting dividends on the common stock;

•Diluting the voting power of the common stock;

•Impairing the liquidation rights of the common stock; or

•Delaying or preventing a change in control of Gap without further action by the stockholders.

Charter and Bylaw Provisions

    Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election of directors, other than nominations made by or at the direction of our Board of Directors.

    Our Bylaws include an exclusive forum provision. This provision provides that, unless Gap consents in writing to the selection of an alternative forum, the sole and exclusive forum for certain actions or proceedings involving us shall be the Court of Chancery of the State of Delaware. Such suits will include (1) any derivative action or proceeding brought on behalf of Gap, (2) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of Gap to the Company or its stockholders, (3) any action or proceeding asserting a claim against Gap arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws or (4) any action or proceeding asserting a claim against Gap governed by the internal affairs doctrine.

Certain Transactions

    Under Delaware law, the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Certain provisions of our Certificate of Incorporation related to business combinations may only be amended by an affirmative vote of the holders of 66-2/3% or more of the outstanding voting stock.

    Our Certificate of Incorporation provides that business combinations with interested stockholders will require the supermajority vote of 66-2/3% of the voting power of all classes of Gap's voting stock, voting together as a single class (with each share of Class B common stock having two votes per share), to approve such transaction.

    An "interested stockholder" is defined in our Certificate of Incorporation as a person (other than our subsidiaries) who or which:

•Is the beneficial owner of more than 5% of the voting power of (a) all outstanding shares of common stock, (b) all outstanding shares of Class B common stock or (c) all outstanding shares with voting rights;

•Is our affiliate and at any time within the two-year period before the date in question owned or was the beneficial owner of more than 5% of the voting power of (a) all outstanding shares of common stock, (b) all outstanding shares of Class B common stock or (c) all outstanding shares with voting rights; or

•Is an assignee of or has otherwise succeeded to (by means other than through a public offering) any shares of our stock with voting rights which were owned by an interested stockholder at any time in the preceding two years.

    A "business combination" is defined in our Certificate of Incorporation to mean:

•A merger or consolidation of us or any of our subsidiaries with an interested stockholder;

•A merger or consolidation of us or any of our subsidiaries with another corporation which, after such merger or consolidation, would be an affiliate of an interested stockholder;

•A sale, lease, exchange, mortgage, pledge, transfer or other disposition of our property or the property of any of our subsidiaries representing 5% or more of our overall book value to an interested stockholder or an affiliate thereof, or the issuance or transfer by us to an interested stockholder or an affiliate thereof of our securities, or the securities of any of our subsidiaries, in exchange for cash, securities or other property having such fair market value; or

•Any recapitalization or reclassification of our securities, or any merger or consolidation, that has the effect of increasing the voting power of an interested stockholder.

    A business combination will not need to receive the supermajority vote described above if it meets one of the following tests:

•The business combination is approved by a majority of the members of the Board of Directors who are not affiliated with the interested stockholder and who were Board members prior to the interested stockholder becoming an interested stockholder or who were recommended by a majority of such Board members; or

•The consideration to be paid by the interested stockholder in the business combination meets various tests designed to ensure that the form and amount of consideration to be paid by the interested stockholder is fair to the other stockholders.

Delaware Anti-Takeover Statute

    We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    In general, Section 203 defines "business combination" to include the following:

•any merger or consolidation involving the corporation and the interested stockholder;

•any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of either the assets or outstanding stock of the corporation involving the interested stockholder;

•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

    In general, Section 203 defines "interested stockholder" as an entity or person who, together with affiliates and associates, beneficially owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

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